UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 31, 2015

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On August 31, 2015, W&T Offshore, Inc. (the “Company”), as Seller, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Ajax Resources, LLC (“Ajax”), as Buyer. Under the terms of the Purchase Agreement, the Company will sell its interest in its Yellow Rose field in the Permian Basin, including approximately 25,800 net acres in Andrews, Martin, Gaines and Dawson Counties, to Ajax for $376,100,000, subject to certain customary purchase price adjustments. The Company has also reserved a one to four percent sliding scale overriding royalty interest in the field.

Concurrently with the execution of the Purchase Agreement, Ajax deposited $20 million in an escrow account. If closing occurs, the deposit will be applied towards the purchase price. If the Company is not in material breach of the Purchase Agreement and the sale is not consummated because of Ajax’s failure to materially perform any of its obligations or the failure of any of Ajax’s representations or warranties to be true and correct in all material respects, the Company has the option to terminate the Purchase Agreement and retain the deposit. If the Purchase Agreement is terminated by mutual agreement of the parties, the deposit will be refunded.

The Purchase Agreement provides that the closing will take place on October 30, 2015 or such other date as Buyer and Seller may agree upon in writing, and the effective date of the sale will be January 1, 2015. Closing is conditioned upon the satisfaction or waiver of customary closing conditions, including the execution and delivery of all assignments and the Overriding Royalty Assignment and delivery of all items required by the Purchase Agreement.

The Purchase Agreement contains customary representations and warranties and covenants, including provisions for indemnification, subject to the limits described therein. At closing, subject to the terms and conditions set forth in the Purchase Agreement, the Buyer will assume certain liabilities and obligations of the Company related to the acquired assets.

The Company will use the proceeds from the transaction to pay down the outstanding balance under its revolving credit facility and provide additional liquidity for future operations and acquisitions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: September 3, 2015	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President and Chief Financial Officer